January 18, 2011

For Immediate Release

Contacts:	Brad Captain	Christopher Bohanon
	CFC Corporate Communications	Farmer Mac Corporate Affairs
	703-709-6725	202-872-7700
	brad.captain@nrucfc.coop	chris_bohanon@farmermac.com

CFC, Farmer Mac Announce $1.5 Billion Revolving
Credit Facility for CFC

HERNDON, VA—The National Rural Utilities Cooperative Finance Corporation (CFC) (NYSE: NRU, NRC) and the Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM, AGM.A) announced that they have entered into a five-year, revolving credit facility under which CFC may borrow, repay and reborrow up to $1.5 billion through January 2016. This draw period is extended annually for an additional year unless notice of non-renewal is given by Farmer Mac.

“I’m pleased to continue to build on CFC’s relationship with Farmer Mac,” said Sheldon C. Petersen, CFC governor and CEO. “Together we are providing electric cooperatives a stable and reliable source of credit, as well as liquidity and lending capacity that will help stimulate economic growth and job creation in rural communities across the country.”

The new facility is in addition to CFC’s existing note purchase agreements and whole loan sales with Farmer Mac. Any borrowing by CFC under the facility will be secured by eligible distribution system or power supply system loans as collateral in an amount at least equal to the total principal amount borrowed by CFC.

“This facility reflects our continued efforts to support partners like CFC by providing another source of capital needed to finance the rural utilities infrastructure,” said Michael Gerber, Farmer Mac President and CEO. “We are excited to work with CFC and others who see the value of a strong secondary market in rural America by providing needed capital and liquidity to finance growth in rural utilities as well as agricultural producers.”

About CFC
National Rural Utilities Cooperative Finance Corporation (CFC) is a non-governmental cooperative that provides capital and industry-leading financial products to the nation’s rural utility systems. With more than $20 billion in assets, CFC is committed to providing unparalleled industry expertise, flexibility and responsiveness to serve the needs of its   member-owners. CFC can be found online at www.nrucfc.coop.

About Farmer Mac
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Additional information about Farmer Mac is available on its website at www.farmermac.com.